Exhibit 99.1

For Immediate Release:	July 25, 2013

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622	860-291-3765
mshaw@rockvillebank.com	ajeamel@rockvillebank.com

ROCKVILLE FINANCIAL, INC.

ANNOUNCES SECOND QUARTER EARNINGS

AND EPS UP 9% FROM PRIOR YEAR

ROCKVILLE, Conn., July 25, 2013 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced net income of $3.3 million, or $0.12 per diluted share, for the quarter ended June 30, 2013, compared to net income of $2.9 million, or $0.11 per diluted share, for the quarter ended June 30, 2012. Core operating earnings for the second quarter of 2013 were $4.1 million (Non-GAAP), or $0.15 per diluted share, adjusted for expense reduction actions the Company completed during the second quarter that will improve the Company’s non-interest expense run rate by $1.5 million annually. The adjustments to GAAP earnings for the quarter ended June 30, 2013 are comprised of expenses of $809,000 (pre-tax) for the impact of a branch lease termination agreement and $561,000 (pre-tax) for termination expense related to position eliminations, as well as income of $329,000 (pre-tax) for securities gains.

“I am pleased to announce that Rockville Financial, Inc. reported solid second quarter core operating earnings of $4.1 million (Non-GAAP). The quarter included 29% annualized commercial loan growth, strong residential mortgage originations, particularly purchase mortgages, significant deposit growth in our new West Hartford Banking Center and new fee income sources, combined with share count and legacy expense reductions. Both the Company’s strong loan and deposit growth and flat linked quarter core operating expense reflect Rockville’s strategy for continued organic growth and commitment to enhancement of long term shareholder value,” stated William H. W. Crawford, IV, President and Chief Executive Officer of Rockville Financial, Inc. and Rockville Bank.

“Given market conditions and the impact of increased interest rates on security portfolio valuations and capital, the Company’s net earnings and tangible book value performed well during the second quarter. Rockville continues to balance reinvestment in the Company with current period profits, and remains mindful of operating leverage, protecting tangible book value and mitigating interest rate risk. Each quarter we remain focused on enhancing long term shareholder value. I would like to thank our team of dedicated employees who deliver a superior customer experience every day.”

RCKB – Rockville Financial, Inc.	Page 1	www.rockvillefinancialinc.com

Earnings in both 2013 and 2012 were affected by non-core income and expense. A reconciliation of these non-GAAP measures may be found on page F-8.

Financial Highlights

•	Second quarter net income of $3.3 million, or $4.1 million on a Non-GAAP basis

•	Diluted earnings per share of $0.12, up 9% compared to second quarter 2012

•	0.64% ROA, compared to 0.89% ROA in the linked quarter

•	0.79% core ROA in the second quarter 2013

•	8% core operating revenue growth, compared to second quarter 2012

•	3% decrease in core operating revenue, compared to linked quarter

•	15% increase in core operating expense, compared to second quarter 2012

•	1% decrease in core operating expense, compared to linked quarter

•	$1.0 million net gain from sales of loans, compared to $2.1 million in the linked quarter

•	3.48% tax equivalent net interest margin, compared to 3.47% in the linked quarter

•	10% annualized linked quarter deposit growth

•	38% annualized linked quarter non-interest bearing deposit growth

•	Material reduction in NPAs/Total Assets to 0.73% from 0.89%

•	Nominal 0.15% annualized net loan charge-offs to average loans

•	NIE/Average Assets increased to 3.07% from 2.87% in the linked quarter

•	Core NIE/Average Assets is 2.81%

Loan Production Highlights

•	Quarterly residential mortgage originations of $77 million

•	41% of residential mortgage volume is for home purchases

•	96% increase in purchase mortgage production, compared to the linked quarter

•	21% increase in purchase mortgage production, compared to second quarter of 2012

•	7% linked quarter and 29% annualized linked quarter commercial loan growth

Capital Highlights

•	13% total shareholder return year-over-year.

•	67% 3-year total shareholder return

•	54% dividend increase since 2011 conversion

•	100% of the first stock buyback plan completed at $12.36 per share average cost, compared to $12.35 per share average closing price

•	27% of the second stock buyback plan completed at $13.15 per share average cost, compared to $13.18 per share average closing price

•	84% dividend payout ratio in the second quarter

•	$11.11 tangible book value, compared to $11.38 tangible book value in the linked quarter

•	24% decrease in Tangible Common Equity/Tangible Assets to 13.43% since 2011 conversion

RCKB – Rockville Financial, Inc.	Page 2	www.rockvillefinancialinc.com

Second Quarter Staffing Highlights

•	FTE down 6 net positions to 329 at June 30, 2013 from 335 at linked quarter-end

•	Company eliminated 9 positions in the second quarter

•	New hires primarily in revenue driving divisions

Operating Results

Rockville Financial reported net income of $3.3 million for the second quarter of 2013, including $1.4 million of pre-tax expenses that the Company incurred to better allocate overall expense resources and address legacy cost structure issues. These actions will reduce the Company’s pre-tax expense run rate by $1.5 million annually thereafter. Without these expense initiatives, the Company reported a solid second quarter core operating earnings of $4.1 million, despite the impact of downward pressure on both net interest margin and mortgage banking spreads. The Company reported return on average assets (“ROA”) of 0.64% for the second quarter of 2013, and a ROA of 0.79% on a Non-GAAP basis when adjusting for the non-core items in the quarter’s results.

Total operating revenue decreased by $582,000, or 3%, in the second quarter compared to the linked quarter primarily driven by lower mortgage fees and related income. Core operating revenue, which excludes securities gains, also decreased by 3% compared to the linked quarter. On a year-over-year basis total operating revenue increased by 9% in the second quarter and core operating revenue increased by 8%, substantially due to the expansion and development of the mortgage banking business in 2012.

In comparison to the linked quarter, the decrease in core operating revenue is primarily reflective of a decline in the Company’s mortgage servicing revenue, partially offset by a $727,000 increase to the mortgage servicing rights (“MSR”) asset fair value. The Company regularly studies the yield curve landscape and the potential macro-economic factors affecting rates, to decision the pace at which residential mortgages are sold in the secondary market. In determining this pace, considerations include the Company’s interest rate risk position as it relates to margin and balance sheet composition, as well as market spreads and local competition. This view can determine the length of time residential mortgages may reside on the balance sheet subsequent to closing and funding.

The Company sold $66 million of residential mortgage loans in the second quarter of 2013, reporting net gains of $1.0 million as compared to net gains of $2.1 million in the linked quarter. Net gains on sales of loans decreased from the linked quarter due to timing and spreads. Our strategy remains to sell longer term fixed rate residential loans into the secondary market, however the long-term interest rate increases in the second quarter did impact our secondary market operation. Given the elevated market volatility and lagging competitor reaction to the 64 basis points increase in the 10-year Treasury yield during the quarter, gain on sale spreads narrowed and some new volume was designated for portfolio rather than for sale into the secondary market.

Despite the linked quarter decline in mortgage banking revenue, the Company’s core operating earnings per share of $0.15 reflects the development of a more diversified business model, whereby the Company is not reliant on one or two business lines, but has multiple revenue levers to draw upon. Two such contributors to the increase in service charges and fees, as compared to the linked quarter and the prior period, are financial advisory services and a loan level hedge. The Company’s

RCKB – Rockville Financial, Inc.	Page 3	www.rockvillefinancialinc.com

investment subsidiary, Rockville Financial Services (“RFS”), enhanced non-interest income during the quarter by reporting a $160,000, or 112%, increase from the linked quarter. This business line continues to evolve and has reported three consecutive quarters of substantial fee income increases since its reorganization in the fourth quarter of 2012. In fact, second quarter revenue results for RFS of $303,000 were $203,000, or 203%, greater than the prior year period, and only $80,000 less than the annual gross revenues produced in 2012 for this subsidiary. Additionally, the Company executed loan level hedging in the second quarter of 2013, augmenting fee income by $174,000 over the linked quarter and prior year period.

Net interest income was stable and increased slightly by $194,000, or 1%, to $16.7 million in the second quarter compared to the linked quarter; $367,000 of which was attributable to the increase in commercial loan prepayment fees. Average earning assets increased by $16 million, or 1%, due to continued business development resulting in commercial loan growth and through strategic actions to expand the available-for-sale investment portfolio. Late-quarter commercial loan fundings will have a greater positive impact on net interest income in the third quarter of 2013 as compared to the second quarter. The tax equivalent net interest margin for the second quarter of 2013 increased by 1 basis point to 3.48%, compared to 3.47% for the first quarter of 2013 as a result of the stable tax equivalent yield on interest-earning assets accompanied by the 5 basis points decline in the cost of interest-bearing liabilities. Excluding the commercial loan prepayment fees the tax equivalent net interest margin was 3.41% for the second quarter of 2013.

The cost of interest-bearing deposits decreased across all comparable periods as a result of the Company’s continued focus on growing low cost core deposits, particularly with the commercial banking expansion, and efforts on reducing the cost of funds. The average balance of core deposits increased over the quarter including strong growth in non-interest bearing deposits, while the average balance of higher cost time deposits declined. The Company’s strategic decision to take steps to shorten the duration of interest earning assets during the quarter while incrementally extending funding sources should better position the balance sheet for rising interest rates and enhance its long-term earnings.

The second quarter provision for loan losses was little changed at $403,000 for the three months ended June 30, 2013 due to the stable balances and favorable credit metrics in the loan portfolio during this time period. Net charge-offs for the second quarter were $595,000, or 0.15% annualized as a percentage of average loans outstanding. Provision expense continues to be assessed in correlation to the Company’s loan growth and risk profile.

While non-interest expense increased $1.2 million, or 8%, on a linked quarter basis, core operating expense declined by $182,000, or 1%, to $14.5 million, thereby reporting flat core operating expense for three consecutive quarters. The increase in non-interest expense was primarily attributable to increases in salaries and benefits as well as occupancy and equipment expense, both of which were related to non-core items as a result of Company expense actions. Unrelated to the analysis of the Company’s independent third-party efficiency consultant, the Company completed a self-assessment of various functional area roles within each department, identified several roles that were redundant across the organization and eliminated nine positions during the second quarter as a result of this evaluation. This internal reorganization resulted in $561,000 of separation expense in the second quarter, and was the leading contributor to the increase in salaries and benefits compared to the prior quarter. New hires during the quarter were primarily to support expansion in revenue driving divisions. FTE decreased 2% to 329 at June 30, 2013 from 335 at March 31, 2013.

RCKB – Rockville Financial, Inc.	Page 4	www.rockvillefinancialinc.com

Additionally during the second quarter, as part of the Company’s review of branch profitability, the Company announced that it filed notice with its regulators that it will be closing its branch located at 660 Enfield Street in Enfield, Connecticut. The Company executed a lease termination agreement which resulted in $809,000 of expense in the second quarter of 2013. That non-core expense is related to the future lease expense and unamortized leasehold improvements in that branch location that were accelerated upon execution of the lease termination agreement. The second quarter 2013 non-interest expense as a percentage of average assets and the efficiency ratio were 3.07% and 76.21%, respectively. On a core basis, non-interest expense as a percentage of average assets and the efficiency ratio were 2.81% and 70.74%, respectively. The Company continues to evaluate cost saving efficiencies.

Strong Organic Loan and Deposit Growth;

Securities and Borrowings Increase

Net loans increased by $44 million, or 3%, during the quarter, driven primarily by commercial loan activity given the Company’s strategy to sell fixed rate residential loans to the secondary market to mitigate interest rate risk when market spreads are advantageous. The Company sold $66 million of residential mortgage loans in the second quarter of 2013.

Expansion of the mortgage banking division continues to be a significant driver in the Company’s results. Rockville introduced mortgage loan officers (“MLOs”) into its mortgage banking business model in 2012 with the hiring of twelve MLOs during the course of the year, and added to that team with five additional MLOs hired in 2013. During the second quarter of 2013 the Company originated residential mortgages totaling $77 million, a $2 million increase from the linked quarter during a time when the refinance business was diminishing due to the increase in long term interest rates. The Company was able to increase volumes despite the increase in rates because the transition to MLOs in the business model has allowed the Company to foster relationships with local realtors to target purchase mortgage production and decrease reliance on the refinance business.

Purchase mortgage originations increased by 96% to $31 million in the second quarter of 2013 from $16 million in the linked quarter. The Company increased its purchase mortgage market share in the State of Connecticut during the second quarter to 1.4% from 1.0% in the prior quarter.

The Company reported a strong 29% annualized linked quarter commercial loan growth in the second quarter of 2013. At June 30, 2013, commercial loans totaled $973 million and had increased by $65 million, or 7%, during the quarter, comprised of a $31 million increase in the commercial real estate portfolio and a $34 million increase in the commercial business portfolio, while the commercial construction portfolio was flat. Average commercial loans grew by $3 million in the second quarter, significantly less than the quarter-over-quarter growth due to the late quarter timing of many of the fundings. Therefore, average commercial loan growth is anticipated to be stronger in the third quarter of 2013. The commercial pipeline remains strong and the Company continues its disciplined approach to asset quality standards and satisfactory return on capital guidelines. Commercial banking deposits were flat over the quarter at 12.6% of total deposits, and included a slight decline in municipal deposits and also some seasonality during tax season. The commercial banking deposits are expected to continue to benefit from the Company’s recently introduced private banking business. This division increases opportunities for the Company by way of increased relationships with high net worth individuals, professionals and business owners.

RCKB – Rockville Financial, Inc.	Page 5	www.rockvillefinancialinc.com

The available-for-sale securities portfolio increased $38 million and $109 million for the three-months and six-months ending June 30, 2013, respectively. Securities purchases in the second quarter consisted of A or better rated government sponsored commercial mortgage-backed securities, adjustable rate collateralized loan obligations, adjustable rate government sponsored asset-backed securities and government sponsored mortgage-backed securities. The Company additionally purchased investment grade corporate debt securities and a preferred stock security. Collateralized loan obligations were 15% of the investment portfolio as of June 30, 2013, and were purchased due to the Company’s strategy to opportunistically increase variable rate or short duration assets that have a favorable risk adjusted return on capital. The Company’s municipal bond portfolio and bank-owned life insurance continue to benefit its effective tax rate which decreased to 27.5% in the second quarter of 2013 from 28.1% in the linked quarter.

Deposits totaled $1.59 billion at June 30, 2013, an increase of $40 million from $1.55 billion at March 31, 2013, reflecting a $22 million, or 10%, increase in non-interest bearing deposits and an $18 million, or 1%, increase in interest bearing deposits. Deposits have increased $82 million, or 5%, year-to-date. Deposit growth was enhanced by the first quarter opening of the West Hartford Banking Center, which is reporting total deposits of $25 million at June 30, 2013. The new full-service West Hartford “Banking Center” offers traditional banking services along with onsite specialized mortgage professionals, financial advisors, commercial bankers, and private banking professionals to meet all of our customer needs in one central, convenient location. Municipal deposits continue to be an important funding source for the Company with a total of $89 million in deposits on June 30, 2013. Additionally, brokered time deposits increased by $10 million, totaling $82 million as of quarter-end. Inclusive of commercial money market deposits deemed to be brokered deposits, total brokered deposits were $117 million at June 30, 2013, or 7.4% of total deposits.

Federal Home Loan Bank of Boston advances increased $90 million to $253 million during the quarter ended June 30, 2013, primarily resulting from short-term advances. Other borrowings increased to $19 million at quarter-end, and consisted of reverse repurchase agreements with terms of six months and a weighted average cost of 0.48%. The Company continues its philosophy to opportunistically diversify funding sources at a lowest possible cost.

Asset Quality

Second quarter asset quality metrics remain very favorable. Non-performing assets decreased $3.0 million to $15.9 million at June 30, 2013 from $18.9 million at December 31, 2012. The ratio of non-performing assets to total assets decreased 22 basis points to 0.73% at June 30, 2013 from 0.95% at December 31, 2012. Loans on non-accrual decreased $2.8 million to $13.3 million at June 30, 2013 from $16.1 million at December 31, 2012. Included in non-accrual loans are non-accruing troubled debt restructurings (TDR). Non-accruing TDRs decreased $674,000 to $2.5 million at June 30, 2013 from $3.1 million at December 31, 2012. The ratio of non-performing loans to total loans decreased 17 basis points to 0.83% at June 30, 2013 from 1.00% at December 31, 2012. At June 30, 2013, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 137.55% and 1.14%, compared to 115.08% and 1.15% at December 31, 2012, respectively.

RCKB – Rockville Financial, Inc.	Page 6	www.rockvillefinancialinc.com

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.10 per share to shareholders of record at the close of business on July 29, 2013 and payable on August 5, 2013. This dividend equates to a 3.07% annualized yield based on the $13.03 average closing price of the Company’s common stock in the second quarter of 2013. The Company has paid dividends for 29 consecutive quarters. The dividend payout ratio for the quarter ended June 30, 2013 was 84% (68% of core operating earnings).

Tangible Book Value

Tangible book value decreased by $0.27 during the quarter to $11.11 at June 30, 2013 from $11.38 at March 31, 2013. The decline was partially attributable to a net contraction in accumulated other comprehensive income (“AOCI”) given the widening of unrealized loss on the available-for-sale securities portfolio, partially offset by improving mark to market valuation on interest rate swap agreements, which amounted to $0.15, or 1% of tangible book value. The Company believes the composition and duration of the securities portfolio, coupled with the hedge, protected tangible book value well on a relative basis given the rapid increase in the 10-year Treasury yield during the second quarter. Additionally, the substantial stock repurchase program activity during the quarter produced a net $0.16 decline in tangible book value, when considering both cost and share count. The Company remains confident that stock buybacks are an excellent long-term capital management tool which will ultimately lead to increasing return on equity. The negative impact of the Company’s $0.10 dividend was more than offset by the second quarter’s net income and other less significant components to shareholders’ equity.

Stock Repurchase Program

Upon reaching the one year anniversary of its March 3, 2011 stock conversion, the Company’s Board of Directors approved a stock buyback plan on March 2, 2012 and commenced the plan on March 13, 2012. Under this plan, the Company was authorized to repurchase up to 2,951,250 shares, or 10% of the outstanding shares at the time the plan was approved. As of May 20, 2013, the Company had repurchased all of the shares authorized in the program at an average cost of $12.36 per share. The average closing price of the Company’s common stock over this time period was $12.35 per share, which was 109% of the Company’s March 31, 2013 tangible book value of $11.38.

The Company obtained approval and initiated a new buyback plan on May 20, 2013. Under this new plan, the Company is authorized to repurchase up to 2,730,026 shares, or 10% of the outstanding shares at the time the plan was approved. As of June 30, 2013, the Company repurchased 757,708 shares, at an average price of $13.15 while the average closing price during this time period was $13.18. In total, the Company repurchased 3,708,958 shares as of June 30, 2013, or 13% of total shares outstanding prior to the first repurchase program.

RCKB – Rockville Financial, Inc.	Page 7	www.rockvillefinancialinc.com

Management Comments

“Rockville significantly returned capital to its shareholders in the second quarter of 2013, returning $25 million including both its $0.10 per share dividend and the repurchase of 1,721,139 shares of its stock under its share repurchase programs. Our total shareholder return year-over-year is 13%,” stated William H. W. Crawford, IV, President and Chief Executive Officer (CEO). “Rockville Financial will continue to balance investments in the Company with current period profitability. We will also continue to explore expense and revenue initiatives via our efficiency consulting exercise, as well as internal assessment.”

Investor Conference Call

Rockville Financial, Inc. will host a conference call on Friday, July 26, 2013 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s second quarter results. Those wishing to participate in the call may dial toll-free 1-888-317-6016. A telephone replay of the call will be available through August 11, 2013 by calling 1-877-344-7529 and entering conference number 10030136. A podcast will be available on the Company’s website for an extended period of time.

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford and New London counties in Connecticut. Rockville Bank has established a New Haven County Commercial Banking Office in Hamden, Conn., and opened a full service Banking Center in West Hartford, Conn in January 2013. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

RCKB – Rockville Financial, Inc.	Page 8	www.rockvillefinancialinc.com

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Interest and dividend income:
Loans	$16,801	$17,930	$33,956	$35,494
Securities-interest taxable	1,640	1,145	2,864	2,333
Securities-interest non-taxable	650	558	1,300	676
Securities-dividends	72	41	107	85
Interest-bearing deposits	21	26	42	37

Total interest and dividend income	19,184	19,700	38,269	38,625

Interest expense:
Deposits	1,878	2,246	3,862	4,497
Borrowed funds	605	563	1,199	1,111

Total interest expense	2,483	2,809	5,061	5,608

Net interest income	16,701	16,891	33,208	33,017
Provision for loan losses	403	1,181	794	1,885

Net interest income after provision for loan losses	16,298	15,710	32,414	31,132

Non-interest income (loss):
Service charges and fees	3,017	1,534	4,850	3,220
Net gain from sales of securities	329	118	556	121
Net gain from sales of loans	1,001	44	3,061	569
Bank-owned life insurance	524	524	1,034	830
Other income (loss)	(763)	39	(509)	189

Total non-interest income	4,108	2,259	8,992	4,929

Non-interest expense:
Salaries and employee benefits	9,112	8,468	17,786	15,591
Service bureau fees	921	1,231	1,736	2,288
Occupancy and equipment	2,210	1,036	3,646	2,101
Professional fees	617	828	1,340	1,546
Marketing and promotions	98	103	168	217
FDIC assessments	330	201	624	506
Other real estate owned	214	53	460	334
Other	2,356	1,895	4,768	3,575

Total non-interest expense	15,858	13,815	30,528	26,158

Income before income taxes	4,548	4,154	10,878	9,903
Provision for income taxes	1,249	1,205	3,028	3,099

Net income	$3,299	$2,949	$7,850	$6,804

Net income per share:
Basic	$0.13	$0.11	$0.29	$0.24
Diluted	$0.12	$0.11	$0.29	$0.24

Weighted-average shares outstanding:
Basic	26,326,788	27,606,313	26,774,721	28,032,306
Diluted	26,677,589	27,773,365	27,115,459	28,200,158

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Interest and dividend income:
Loans	$16,801	$17,155	$17,824	$17,883	$17,930
Securities-interest taxable	1,640	1,224	1,109	1,082	1,145
Securities-interest non-taxable	650	650	652	651	558
Securities-dividends	72	35	46	42	41
Interest-bearing deposits	21	21	25	13	26

Total interest and dividend income	19,184	19,085	19,656	19,671	19,700

Interest expense:
Deposits	1,878	1,984	2,088	2,149	2,246
Borrowed funds	605	594	541	558	563

Total interest expense	2,483	2,578	2,629	2,707	2,809

Net interest income	16,701	16,507	17,027	16,964	16,891
Provision for loan losses	403	391	909	793	1,181

Net interest income after provision for loan losses	16,298	16,116	16,118	16,171	15,710

Non-interest income:
Service charges and fees	3,017	1,833	1,682	1,578	1,534
Net gain from sales of securities	329	227	579	214	118
Net gain from sales of loans	1,001	2,060	1,334	2,514	44
Bank-owned life insurance	524	510	526	527	524
Other income	(763)	254	1,043	(219)	39

Total non-interest income	4,108	4,884	5,164	4,614	2,259

Non-interest expense:
Salaries and employee benefits	9,112	8,674	9,281	8,314	8,468
Service bureau fees	921	815	802	946	1,231
Occupancy and equipment	2,210	1,436	1,298	1,254	1,036
Professional fees	617	723	638	1,049	828
Marketing and promotions	98	70	125	70	103
FDIC assessments	330	294	272	268	201
Other real estate owned	214	246	96	110	53
Other	2,356	2,412	2,516	2,499	1,895

Total non-interest expense	15,858	14,670	15,028	14,510	13,815

Income before income taxes	4,548	6,330	6,254	6,275	4,154
Provision for income taxes	1,249	1,779	1,929	1,607	1,205

Net income	$3,299	$4,551	$4,325	$4,668	$2,949

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands, Except Share Data)

(Unaudited)

	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
ASSETS
Cash and cash equivalents:
Cash and due from banks	$29,937	$12,427	$19,966	$14,000	$20,151
Short-term investments	53,486	45,116	15,349	24,365	13,739

Total cash and cash equivalents	83,423	57,543	35,315	38,365	33,890
Available for sale securities - At fair value	350,571	312,836	241,389	245,952	221,714
Held to maturity securities - At amortized cost	4,555	5,267	6,084	6,935	7,692
Loans held for sale	3,691	6,547	5,292	5,786	598
Loans receivable, net of allowance for loan losses	1,599,537	1,555,329	1,586,985	1,530,617	1,545,250
Federal Home Loan Bank of Boston stock, at cost	15,053	15,053	15,867	15,867	15,867
Accrued interest receivable	6,032	5,445	4,862	5,484	5,061
Deferred tax asset, net	13,618	11,377	10,720	9,843	10,492
Premises and equipment, net	22,278	21,174	20,078	18,965	17,331
Goodwill	1,070	1,070	1,070	1,070	1,070
Cash surrender value of bank-owned life insurance	63,404	58,880	58,370	57,838	57,291
Other real estate owned	2,611	2,587	2,846	2,618	2,084
Current Federal tax receivable	2,150	—	—	—	—
Prepaid FDIC assessments	—	1,822	2,089	2,334	2,569
Other assets	15,145	7,778	7,832	7,513	7,490

	$2,183,138	2,062,708	$1,998,799	$1,949,187	$1,928,399

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Non-interest-bearing	$248,144	$226,377	$238,924	$223,525	$220,924
Interest-bearing	1,338,997	1,320,504	1,265,756	1,253,605	1,234,750

Total deposits	1,587,141	1,546,881	1,504,680	1,477,130	1,455,674
Mortgagors’ and investor escrow accounts	7,030	4,067	6,776	3,364	6,556
Federal Home Loan Bank advances and other borrowings	272,070	172,787	143,106	118,865	125,871
Accrued expenses and other liabilities	19,904	17,981	23,626	22,539	17,593

Total liabilities	1,886,145	1,741,716	1,678,188	1,621,898	1,605,694

Total stockholders’ equity	296,993	320,992	320,611	327,289	322,705

	$2,183,138	$2,062,708	$1,998,799	$1,949,187	$1,928,399

Rockville Financial, Inc. and Subsidiaries

Selected Financial Highlights

(Dollars In Thousands, Except Share Data)

(Unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Share Data:
Basic net income per share	$0.13	$0.17	$0.16	$0.17	$0.11
Diluted net income per share	0.12	0.17	0.16	0.17	0.11
Dividends declared per share	0.10	0.10	0.26	0.09	0.09

Operating Data:
Total operating revenue	$20,809	$21,391	$22,191	$21,578	$19,150
Total operating expense	15,858	14,670	15,028	14,510	13,815
Average earning assets	1,954,114	1,918,975	1,846,007	1,812,636	1,768,612

Key Ratios:
Return on average assets	0.64%	0.89%	0.88%	0.97%	0.63%
Return on average equity	4.26%	5.68%	5.34%	5.73%	3.63%
Tax-equivalent net interest margin	3.48%	3.48%	3.74%	3.80%	3.87%

Mortgage Production:
Dollar volume (Purchase & Refi)	$77,086	$75,048	$87,061	$82,846	$80,450
Number of loans	404	393	443	413	411
Mortgages originated for home purchases	$31,221	$15,900	$26,571	$32,387	$25,768
Number of loans	151	75	112	149	114
Loans sold	$66,098	$62,703	$47,007	$60,387	$908
Gains on sale of loans	$1,001	$2,060	$1,334	$2,514	$44

Non-performing Assets:
Residential real estate	$7,521	$7,783	$7,837	$6,911	$8,087
Commercial real estate	1,126	1,358	2,162	1,609	1,624
Construction	1,456	1,760	1,470	1,221	1,235
Commercial business	773	1,568	1,407	1,285	1,200
Installment and collateral	—	45	45	32	33

Non-accrual loans	10,876	12,514	12,921	11,058	12,179
Troubled debt restructured - non-accruing	2,461	3,312	3,135	2,965	3,071

Total non-performing loans	13,337	15,826	16,056	14,023	15,250
Other real estate owned	2,611	2,587	2,846	2,618	2,084

Total non-performing assets	$15,948	$18,413	$18,902	$16,641	$17,334

Non-performing loans to total loans	0.83%	1.01%	1.00%	0.91%	0.98%
Non-performing assets to total assets	0.73%	0.89%	0.95%	0.85%	0.90%
Allowance for loan losses to non-performing loans	137.55%	117.13%	115.08%	128.93%	113.47%
Allowance for loan losses to total loans	1.14%	1.18%	1.15%	1.17%	1.11%

Non-GAAP Ratios: (1)
Non-interest expense to average assets	3.07%	2.87%	3.07%	3.00%	2.93%
Efficiency ratio (2)	76.21%	68.58%	67.72%	67.25%	72.14%
Cost of interest-bearing deposits	0.57%	0.61%	0.66%	0.69%	0.74%
Operating revenue growth rate	-2.72%	-3.61%	2.84%	12.68%	1.88%
Operating revenue growth rate (annualized)	-10.88%	-14.42%	11.36%	50.72%	7.53%
Average earning asset growth rate	1.83%	3.95%	1.84%	2.49%	4.79%
Average earning asset growth rate (annualized)	7.32%	15.81%	7.36%	9.96%	19.16%

(1)	Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.
(2)	The efficiency ratio represents the ratio of non-interest expenses, to the sum of net interest income before provision for loan losses and non-interest income. The efficiency ratio is not a financial measurement required by accounting principles generally accepted in the United States of America. However, the efficiency ratio is used by management in its assessment of financial performance specifically as it relates to non-interest expense control and also believes such information is useful to investors in evaluating Company performance.

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended June 30,
	2013			2012
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$650,886	$6,203	3.81%	$687,632	$7,290	4.24%
Commercial real estate	695,657	8,398	4.84	608,799	8,247	5.45
Construction	45,666	406	3.57	48,166	446	3.72
Commercial business	175,346	1,761	4.03	167,364	1,897	4.56
Installment and collateral	2,679	33	4.93	3,723	50	5.37
Investment securities	337,896	2,618	3.10	218,674	1,940	3.55
Federal Home Loan Bank stock	15,053	15	0.40	15,867	22	0.56
Other earning assets	30,931	21	0.27	35,318	26	0.29

Total interest-earning assets	1,954,114	19,455	3.99%	1,785,543	19,918	4.48%

Allowance for loan losses	(18,443)			(16,927)
Non-interest-earning assets	128,364			117,118

Total assets	$2,064,035			$1,885,734

Interest-bearing liabilities:
NOW and money market accounts	$557,460	370	0.27%	$478,243	358	0.30%
Savings accounts	232,073	36	0.06	209,305	83	0.16
Certificates of deposit	527,102	1,472	1.12	531,301	1,805	1.37

Total interest-bearing deposits	1,316,635	1,878	0.57	1,218,849	2,246	0.74
Advances from the Federal Home Loan Bank	173,077	591	1.37	110,323	563	2.05
Other borrowings	10,721	14	0.52	—	—	0.00

Total interest-bearing liabilities	1,500,433	2,483	0.66%	1,329,172	2,809	0.85%

Non-interest-bearing liabilities	253,738			231,556

Total liabilities	1,754,171			1,560,728
Stockholders’ equity	309,864			325,006

Total liabilities and stockholders’ equity	$2,064,035			$1,885,734

Net interest-earning assets	$453,681			$456,371

Tax-equivalent net interest income		16,972			17,109
Tax-equivalent net interest rate spread			3.33%			3.63%
Tax-equivalent net interest margin			3.48%			3.85%

Average interest-earning assets to average interest-bearing liabilities			130.24%			134.33%

Less tax-equivalent adjustment		271			218

Net interest income		$16,701			$16,891

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended
	June 30, 2013			March 31, 2013
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$650,886	$6,203	3.81%	$676,276	$6,642	3.93%
Commercial real estate	695,657	8,398	4.84	696,477	8,251	4.80
Construction	45,666	406	3.57	48,182	416	3.50
Commercial business	175,346	1,761	4.03	172,722	1,813	4.26
Installment and collateral	2,679	33	4.93	2,803	33	4.71
Investment securities	337,896	2,618	3.10	290,844	2,095	2.88
Federal Home Loan Bank stock	15,053	15	0.40	15,740	15	0.39
Other earning assets	30,931	21	0.27	34,666	21	0.24

Total interest-earning assets	1,954,114	19,455	3.99%	1,937,710	19,286	4.01%

Allowance for loan losses	(18,443)			(18,735)
Non-interest-earning assets	128,364			122,829

Total assets	$2,064,035			$2,041,804

Interest-bearing liabilities:
NOW and money market accounts	$557,460	370	0.27%	$546,934	374	0.28%
Savings accounts	232,073	36	0.06	220,479	34	0.06
Certificates of deposit	527,102	1,472	1.12	536,238	1,576	1.19

Total interest-bearing deposits	1,316,635	1,878	0.57	1,303,651	1,984	0.62
Advances from the Federal Home Loan Bank	173,077	591	1.37	158,428	583	1.49
Other borrowings	10,721	14	0.52	8,945	11	0.50

Total interest-bearing liabilities	1,500,433	2,483	0.66%	1,471,024	2,578	0.71%

Non-interest-bearing liabilities	253,738			250,261

Total liabilities	1,754,171			1,721,285
Stockholders’ equity	309,864			320,519

Total liabilities and stockholders’ equity	$2,064,035			$2,041,804

Net interest-earning assets	$453,681			$466,686

Tax-equivalent net interest income		16,972			16,708
Tax-equivalent net interest rate spread			3.33%			3.30%
Tax-equivalent net interest margin			3.48%			3.47%

Average interest-earning assets to average interest-bearing liabilities			130.24%			131.73%

Less tax-equivalent adjustment		271			201

Net interest income		$16,701			$16,507

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2013			2012
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$663,510	$12,873	3.88%	$684,704	$14,506	4.24%
Commercial real estate	696,065	16,649	4.82	606,316	16,377	5.43
Construction	46,917	821	3.53	49,737	919	3.72
Commercial business	174,041	3,546	4.11	159,155	3,585	4.53
Installment and collateral	2,741	67	4.89	3,874	107	5.50
Investment securities	314,500	4,713	3.00	197,357	3,299	3.34
Federal Home Loan Bank stock	15,394	30	0.39	16,293	43	0.53
Other earning assets	32,788	42	0.26	27,393	37	0.27

Total interest-earning assets	1,945,956	38,741	4.00%	1,744,829	38,873	4.47%

Allowance for loan losses	(18,589)			(16,641)
Non-interest-earning assets	125,614			106,518

Total assets	$2,052,981			$1,834,706

Interest-bearing liabilities:
NOW and money market accounts	$552,226	$744	0.27%	$453,229	$634	0.28%
Savings accounts	226,308	70	0.06	202,239	152	0.15
Certificates of deposit	531,645	3,048	1.16	522,530	3,711	1.43

Total interest-bearing deposits	1,310,179	3,862	0.59	1,177,998	4,497	0.77
Advances from the Federal Home Loan Bank	165,793	1,174	1.43	98,800	1,111	2.26
Other borrowings	9,838	25	0.51	—	—	—

Total interest-bearing liabilities	1,485,810	5,061	0.69%	1,276,798	5,608	0.88%

Non-interest-bearing liabilities	252,009			228,381

Total liabilities	1,737,819			1,505,179
Stockholders’ equity	315,162			329,527

Total liabilities and stockholders’ equity	$2,052,981			$1,834,706

Net interest-earning assets	$460,146			$468,031

Tax-equivalent net interest income		33,680			33,265
Tax-equivalent net interest rate spread			3.31%			3.59%
Tax-equivalent net interest margin			3.48%			3.83%

Average interest-earning assets to average interest-bearing liabilities			130.97%			136.66%

Less tax-equivalent adjustment		472			248

Net interest income		$33,208			$33,017

Rockville Financial, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

(Unaudited)

	Core Operating Revenue
	Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Net Interest Income Before Provision for Loan Losses	$16,701	$16,507	$17,027	$16,964	$16,891

Non-Interest Income	4,108	4,884	5,164	4,614	2,259

Operating Revenue	20,809	21,391	22,191	21,578	19,150

Adjust net gain from sales of securities	(329)	(227)	(579)	(214)	(118)

Effect of service disruption on revenue, Hurricane Sandy	—	—	(893)	—	—

Core Operating Revenue	$20,480	$21,164	$20,719	$21,364	$19,032

	Core Operating Expense
	Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Non-Interest Expense (Operating Expense)	$15,858	$14,670	$15,028	$14,510	$13,815

Effect of stock-based compensation	—	—	—	—	(1,167)

Effect of branch lease termination agreement	(809)	—	—	—	—

Effect of position eliminations	(561)	—	—	—	—

Effect of service disruption on expenses, Hurricane Sandy	—	—	(503)	—	—

Core Operating Expense	$14,488	$14,670	$14,525	$14,510	$12,648